EXHIBIT 99.1

RealNetworks Announces Senior Management Change

SEATTLE, May 15, 2003 — RealNetworks®, Inc., (Nasdaq: RNWK), a global leader in network-delivered digital media, today announced that, due to recent health set-backs, Brian Turner, CFO, has decided to resign. To ensure a smooth transition, Mr. Turner will remain with RealNetworks until June, and Michael Eggers, general manager of finance, will assume the CFO’s duties until a replacement is found.

“Brian has been a great asset to the senior management at RealNetworks, and has strengthened the team under his supervision,” said Rob Glaser, CEO, RealNetworks, Inc. “While we will miss Brian, we are supportive of his decision under the circumstances, and know the strong team he developed will continue to deliver.”

“I’ve enjoyed my time here at RealNetworks and believe the company is well positioned to grow its business through consumer subscription services, its mobile initiative, and the Helix platform,” said Brian Turner. “RealNetworks has a great team and a bright future, and I wish everyone at RealNetworks well.”

Michael Eggers joined RealNetworks in 1997 and manages financial reporting, accounting, budgeting, planning and tax functions. Mr. Eggers previously worked at KPMG and holds a B.A. in Business Administration and Accounting from the University of Washington, Seattle, WA.

For More Information:
RealNetworks: Erika Shaffer, (206) 892-6191, eshaffer@real.com

About RealNetworks
RealNetworks, Inc. is the leading global provider of network-delivered digital audio and video services and the creator of the technology that enables digital media creation, distribution and consumption. Consumers use RealNetworks’ RealOne Player and RealOne content services to enjoy free and premium digital content. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

RealNetworks, RealOne, and Helix are trademarks or registered trademarks of RealNetworks, Inc.